Exhibit 99.2

For Immediate Release
Triangle Petroleum Completes $25.5 Million
Funding and Provides Test Well Update

Calgary, Alberta – June 4, 2008 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) is pleased to announce that it has raised $25.5 million through the private placement of 18,257,500 units priced at $1.40 per unit. Each unit consists of one share of common stock and one-half of a warrant. One full warrant can be exercised into one share of common stock for a period of two years at a price of $2.25 per share. The net proceeds of $23.6 million will be used to repay $4 million of secured convertible debentures, to fund a portion of the drilling program in the Maritimes Basin and for general working capital. Canaccord Adams Inc. acted as placement agent for this offering.

Mark Gustafson, President and CEO of Triangle, commented, “This funding really strengthens our balance sheet. We look forward to selecting one or more joint venture partners for our Maritimes Basin exploration program. We would like to thank Canaccord Adams and our advisors for their contributions to this funding.”

Operationally, Triangle is preparing to conclude a final flow test on the Kennetcook #2 vertical test well. This test well has flowed up to 60 thousand cubic feet of gas per day. Following the installation of an electric submersible pump, all frac water and a small amount of formation water have been recovered from the well. The formation water appears to be limited in volume and the Company believes the water source has been substantially depleted and does not appear to significantly impede gas flow. The Company will proceed with a pressure buildup test, to further enhance its understanding of reservoir properties and frac effectiveness.

Howard Anderson, Triangle’s Vice-President of Engineering and Chief Operating Officer, stated, “The KC #1 and KC #2 vertical test wells have fulfilled their purpose by contributing valuable geological information, leading to the Ryder Scott Resource Potential report which indicates 69 TCF of original gas in place on a portion of the acreage within the Windsor Block. As a bonus, the KC #2 test well, although originally designed for geological data collection, has clearly demonstrated that the shale will freely produce gas into a vertical wellbore. The Company plans to use the data gleaned from the two wells and its extensive seismic database to embark upon a multi-well drilling program.”

Both Ryder Scott and Triangle do not purport to classify any of the resource potential as reserves, under any definition of reserve category. For a complete copy of the Ryder Scott Resource Assessment Report, please visit www.trianglepetroleum.com.

Suite 1250, 521 – 3rd Avenue S.W. Calgary, Alberta T2P 3T3

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects covering 584,000 gross acres in the Maritimes Basin in Nova Scotia and New Brunswick. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-KSB, File No. 0-51321, available from us at Suite 1250, 521-3rd Avenue SW Calgary, Alberta, Canada, T2P 3T3. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Suite 1250, 521 – 3rd Avenue S.W. Calgary, Alberta T2P 3T3